Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS
SECOND QUARTER 2013 FINANCIAL RESULTS

Englewood, Colorado, August 6, 2013 - Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) today reported second quarter 2013 results. Highlights include(1):

Attributed to Liberty Interactive Group

•	Grew QVC US revenue by 3% and adjusted OIBDA by 2%

◦	QVC US operating income decreased by 3%

◦	QVC.com revenue as a percent of total US revenue increased to 42%, a 3 point increase

◦	QVC US mobile penetration was 28% of QVC.com orders

•	eCommerce group grew revenue by 12% and adjusted OIBDA by 13%

◦	Operating income decreased by 100%

•	Repurchased $220 million of LINTA shares from May 1 to July 31
Attributed to Liberty Ventures Group

•	TripAdvisor posted strong Q2 results

•	Liberty Ventures stock posted new all-time high of $94.86 on July 25

“QVC posted solid results in the US, while the international markets proved more challenging and were negatively impacted by the currency fluctuations in Japan and the UK. Our eCommerce companies built on their strong Q1 performance with continued revenue and adjusted OIBDA growth in Q2,” stated Greg Maffei, Liberty President and CEO. “We repurchased $220 million of Liberty Interactive stock from May 1 to July 31, and $551 million year to date. Attributable to Liberty Ventures, TripAdvisor posted strong results as they successfully rolled out their hotel metasearch display.”

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 1% to $2.4 billion in the second quarter, adjusted OIBDA was relatively flat at $455 million and operating income decreased 8% to $268 million. The increase in revenue was due to favorable results at the eCommerce companies driven by increased marketing efforts driving additional traffic, greater conversion resulting from investments in site optimization, increased shipping charges, and broader inventory offerings.

QVC
QVC's consolidated net revenue decreased 1% in the second quarter to $2.0 billion. During the same period, adjusted OIBDA decreased 1% to $434 million and operating income decreased 5% to $285 million. On a constant currency basis, consolidated net revenue increased 2% and adjusted OIBDA grew 2% in the second quarter as US denominated results were negatively impacted by exchange rate fluctuations, primarily the strengthening of the US Dollar against the Japanese Yen which decreased 19%.

“Second quarter results showed growth in new customers and continued strength in our digital platforms, despite a cautious consumer spending environment,” said Mike George, QVC President and CEO. “eCommerce has grown to represent 37% of QVC's global revenues, and of that, 30% of our eCommerce orders are from mobile devices. QVC has grown to become one of the world's largest mobile commerce retailers, which is the result of how we're working to change the way the world shops by reimagining shopping, entertainment and social as one.”

QVC's US revenue increased 3% to $1.3 billion in the second quarter primarily as a result of strength in the beauty and home categories. Average selling price per unit (“ASP”) increased 3% from $54.84 to $56.39, while units sold declined 1% compared to the prior year second quarter. Returns as a percent of gross product revenue improved 72 basis points due primarily to changes in prior period estimates based on actual experience. In the same period, QVC US's eCommerce revenue increased 10% to $550 million and grew to 42% from 39% as a percentage of total QVC US net revenue. Adjusted OIBDA increased 2% to $320 million and adjusted OIBDA margin(2) decreased 22 basis points in the second quarter. Adjusted OIBDA margin decreased primarily due to higher inventory obsolescence and personnel costs as well as lower credit card income. These unfavorable drivers were partially offset by improved product margins.

QVC's international revenue in US Dollars decreased 6% in the second quarter to $649 million. The second quarter results included the negative impact of the strengthening of the US Dollar against the Japanese Yen, and to a lesser extent, the UK Pound Sterling, which were somewhat offset by the weakening of the US Dollar against the Euro. Adjusted OIBDA decreased 7% to $114 million and adjusted OIBDA margin decreased 15 basis points in the second quarter. In constant currency, QVC's international revenue and adjusted OIBDA increased 2% and 4%, respectively.

QVC Japan's revenue grew 3% in local currency in the second quarter primarily due to growth in apparel. QVC Japan's ASP in local currency decreased 3%, but units sold increased 9% in the second quarter. QVC Japan's second quarter returns as a percent of gross product revenue in local currency increased 160 basis points due primarily to the increased apparel mix that returns at a higher rate as well as higher return rates in accessories, apparel and jewelry. QVC Japan's adjusted OIBDA in local currency increased 1% and adjusted OIBDA margin decreased 66 basis points in the second quarter. The decrease in adjusted OIBDA margin was primarily due to lower product margins driven, in part by, additional anniversary promotional offerings; a cost step up in one of the TV carriage contracts; and higher operating costs associated with the new headquarters.

In US Dollars, QVC Japan's revenue and adjusted OIBDA decreased 16% and 19%, respectively. The decrease in revenue and adjusted OIBDA during the quarter was driven by a 19% decline in the Japanese Yen which created significant pressure on US Dollar denominated results.

QVC Germany's revenue decreased 3% in local currency in the second quarter. QVC Germany's ASP in local currency remained flat, while units sold increased 5% in the second quarter. The increase in units sold was primarily due to growth in apparel and accessories. This was more than offset by QVC Germany's second quarter return rate as a percent of gross product revenue in local currency that increased 524 basis points from the prior year due primarily to changes in prior period estimates based on actual experience, the greater mix of apparel that returns at a higher rate as well as higher returns in almost all categories. QVC Germany's adjusted OIBDA in local currency decreased 14% and adjusted OIBDA margin decreased 166 basis points for the second quarter. Adjusted OIBDA margin decreased primarily due to higher inventory obsolescence, higher freight costs due to the greater returns processing and higher personnel costs. These unfavorable drivers were partially offset by higher product margins primarily as a result of the increased mix of apparel.

QVC UK's revenue grew 2% in local currency in the second quarter primarily due to sales in the home and beauty categories. QVC UK's ASP in local currency increased 5%, while units sold decreased 3% in the second quarter. QVC UK's second quarter return rate as a percent of gross product revenue in local currency decreased 34 basis points primarily due to the increase in the beauty and home product mix that typically return at lower rates. UK's adjusted OIBDA in local currency increased 29% and adjusted OIBDA margin increased 353 basis points in the second quarter. The increase in adjusted OIBDA margin was primarily due to lease cancellation costs and duplicate overhead costs that were incurred in the prior year related to the move to the UK's new headquarters and improved product margins.

QVC Italy's revenue increased 59% in local currency in the second quarter. QVC Italy's sales were primarily from the cooking and dining, beauty and apparel product categories. QVC Italy's ASP in local currency decreased 2%, but units sold increased 64% in the second quarter. In the same period, the adjusted OIBDA deficit in local currency improved by 51%.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, experienced a revenue increase of 42% in local currency in the second quarter. In the same period, CNRS' adjusted OIBDA deficit improved by 9%. This joint venture is being accounted for as an equity method investment.

QVC's outstanding bank and bond debt was $3.8 billion at June 30, 2013, an increase of $406 million since December 31, 2012. On April 17, 2013, QVC completed the redemption of the remaining $376 million principal amount of its 7.125% Senior Secured Notes due 2017, fully retiring these notes.

eCommerce Businesses
In the aggregate, Liberty Interactive Group's eCommerce businesses increased revenue 12% to $439 million for the second quarter. Adjusted OIBDA increased 13% to $26 million and operating income decreased 100% to a loss of $2 million. The increase in revenue and adjusted OIBDA were the result of increased marketing efforts driving additional traffic, greater conversion resulting in site optimization, increased shipping charges, and broader inventory offerings partially offset by the shift in the Easter holiday falling during the first quarter of 2013 (which typically is a second quarter holiday). The decrease in operating income was due to greater amortization and depreciation and stock compensation expense during the quarter.

Share Repurchases
From May 1, 2013 through July 31, 2013, Liberty repurchased approximately 9.6 million Series A Liberty Interactive shares (Nasdaq: LINTA) at an average cost per share of $22.77 for total cash consideration of $219.6 million. Since the creation of the Liberty Interactive stock in May 2006, Liberty has repurchased approximately 206.5 million shares at an average cost per share of $19.33 for aggregate cash consideration of $4.0 billion. These repurchases represent approximately 29.4% of the shares outstanding at the time of creation of the Liberty Interactive stock. All repurchases up to August 9, 2012, the date on which the Liberty Interactive stock was recapitalized to create the Liberty Ventures stock, were comprised of shares of the combined stocks. The total remaining repurchase authorization for Liberty Interactive Group stock is approximately $704 million.

Liberty Interactive Group holds controlling interests in companies that are engaged in digital commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and also owns an interest in HSN.

LIBERTY VENTURES GROUP - As of June 30, 2013, the fair value of the equity method securities and AFS securities attributed to the Liberty Ventures Group was $1,767 million and $917 million, respectively. When compared to March 31, 2013, the fair value of Liberty Ventures Group's equity method securities decreased 2%. The Liberty Ventures Group's AFS securities balance decreased 52% primarily due to sales of certain AFS securities during the second quarter. Total outstanding principal of debt attributed to Liberty Ventures Group decreased by $285 million as a result of debt repayments in excess of borrowings.

Share Repurchases
There were no repurchases of Liberty Ventures Group stock (Nasdaq: LVNTA) from May 1, 2013 through July 31, 2013. The Liberty Ventures Group does not have an outstanding stock repurchase authorization at this time.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive Group and include its subsidiary TripAdvisor, its interest in Expedia, and minority interests in Time Warner and Time Warner Cable. TripAdvisor is a separate publicly traded company and additional information about TripAdvisor can be obtained through its website and filings with the Securities and Exchange Commission.

FOOTNOTES

1)
Liberty's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty's earnings conference call which will begin at 1:00 p.m. (ET) on August 6, 2013. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS - QUARTER

(amounts in millions)	2Q12	2Q13	% Change
Revenue
QVC
US	$1,280	$1,312	3%
International	694	649	(6)%
Total QVC Revenue	1,974	$1,961	(1)%
eCommerce businesses	391	439	12%
Total Liberty Interactive Group Revenue	$2,365	$2,400	1%

Adjusted OIBDA
QVC
US	$315	$320	2%
International	123	114	(7)%
Total QVC Adjusted OIBDA	438	434	(1)%
eCommerce businesses	23	26	13%
Corporate and other	(6)	(5)	17%
Total Liberty Interactive Group Adjusted OIBDA	$455	$455	—%

Operating Income
QVC
US	$214	$207	(3)%
International	87	78	(10)%
Total QVC Operating Income	301	285	(5)%
eCommerce businesses	(1)	(2)	(100)%
Corporate and other	(10)	(15)	(50)%
Total Liberty Interactive Group Operating Income	$290	$268	(8)%

(amounts in millions)
LINT Shares Outstanding	7/31/2012	7/31/2013
Outstanding A and B shares	544	520

(amounts in millions)
LINTA and LINTB Basic and Diluted Shares	Quarter ended 6/30/2012(1)	Quarter ended 6/30/2013
Basic Weighted Average Shares Outstanding (“WASO”)	553	523
Potentially dilutive Shares	9	8
Diluted WASO	562	531

(1)
Represents the basic and diluted WASO for Liberty Interactive Corporation prior to the recapitalization of Liberty Interactive Corporation into the Liberty Interactive Group and Liberty Ventures Group tracking stocks on August 9, 2012.

QVC OPERATING METRICS - QUARTER

(amounts in millions except average sale price amounts)	2Q12	2Q13	% Change
QVC - Consolidated(1)
Revenue	$1,974	$1,961	(1)%
Adjusted OIBDA	$438	$434	(1)%
Adjusted OIBDA margin	22.19%	22.13%	(6) bps

eCommerce and Mobile Metrics
eCommerce $ of total revenue	$662	$725	10%
eCommerce % of total revenue	33.54%	36.97%	343 bps

Mobile % of total eCommerce(2)	20.96%	29.68%	872 bps

QVC - US(1)
Revenue	$1,280	$1,312	3%
Adjusted OIBDA	$315	$320	2%
Adjusted OIBDA margin	24.61%	24.39%	(22) bps
Average sale price (ASP) $	54.84	56.39	3%
Units sold	25.59	25.36	(1)%
Return rate	19.61%	18.89%	72 bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$498	$550	10%
eCommerce % of US revenue	38.91%	41.92%	301 bps

Mobile % of US eCommerce(2)	18.11%	28.15%	1,004 bps

QVC - Japan(1)
Revenue	$310	$260	(16)%
Adjusted OIBDA	$70	$57	(19)%
Adjusted OIBDA margin	22.58%	21.92%	(66) bps
Average sale price (ASP) ¥	6,375.77	6,191.41	(3)%
Units sold	4.35	4.73	9%

QVC - Germany(1)
Revenue	$210	$207	(1)%
Adjusted OIBDA	$39	$35	(10)%
Adjusted OIBDA margin	18.57%	16.91%	(166) bps
Average sale price (ASP) €	35.31	35.16	—%
Units sold	5.92	6.22	5%

QVC - UK(1)
Revenue	$156	$153	(2)%
Adjusted OIBDA	$21	$26	24%
Adjusted OIBDA margin	13.46%	16.99%	353 bps
Average sale price (ASP) £	27.90	29.26	5%
Units sold	3.79	3.68	(3)%

QVC - Italy(1)
Revenue	$18	$29	61%
Adjusted OIBDA	$(7)	$(4)	43%
Adjusted OIBDA margin	(38.89)%	(13.79)%	2,510 bps
Average sale price (ASP) €	32.71	32.18	(2)%
Units sold	0.47	0.77	64%

(1)	Revenue change, adjusted OIBDA change and eCommerce and Mobile Metrics calculated in US Dollars, not local currency.

(2)	Based on gross US Dollar orders.

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2013 to the same period in 2012.

The following financial information with respect to Liberty's equity affiliates and available for sale securities is intended to supplement Liberty's consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	3/31/2013	6/30/2013
HSN(1)	$1,098	$1,075
Total Attributed Liberty Interactive Group	$1,098	$1,075

Expedia(2)	$1,385	$1,388
Interval Leisure Group and Tree.com(3)	413	379
Other Public Holdings(4)	1,905	917
Total Attributed Liberty Ventures Group	$3,703	$2,684

(1)
Represents fair value of Liberty Interactive Group's investment in HSN. In accordance with GAAP, Liberty Interactive Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $261 million and $270 million at March 31, 2013 and June 30, 2013, respectively.

(2)
Represents fair value of Liberty Ventures Group's investment in Expedia. In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $430 million and $438 million at March 31, 2013 and June 30, 2013, respectively.

(3)
Represents fair value of Liberty Ventures Group's investments. In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $93 million and $95 million at March 31, 2013 and June 30, 2013, respectively.

(4)	Represents Liberty Ventures Group's other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2013	6/30/2013
Cash and Liquid Investments Attributable to:
Liberty Interactive Group	$587	$591
Liberty Ventures Group(1)(2)(3)	1,724	1,809
Total Liberty Consolidated Cash and Liquid Investments	$2,311	$2,400

Less:
Short-term marketable securities - Liberty Ventures Group	$473	$508
Long-term marketable securities - Liberty Ventures Group	468	444
Total Liberty Consolidated Cash (GAAP)	$1,370	$1,448

Debt:
Senior notes and debentures(4)	$1,032	$792
QVC senior notes(4)	3,195	2,819
QVC bank credit facility	328	990
Other	131	138
Total Attributed Liberty Interactive Group Debt	$4,686	$4,739
Unamortized discount	(15)	(15)
Total Attributed Liberty Interactive Group Debt (GAAP)	$4,671	$4,724

Senior exchangeable debentures(5)	$2,425	$2,146
TripAdvisor debt facilities	391	385
Total Attributed Liberty Ventures Group Debt	$2,816	$2,531
Fair market value adjustment	388	(267)
Total Attributed Liberty Ventures Group Debt (GAAP)	$3,204	$2,264

Total Liberty Interactive Corporation Debt (GAAP)	$7,875	$6,988

(1)	Includes $473 million and $508 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2013 and June 30, 2013, respectively.

(2)
Includes $468 million and $444 million of marketable securities with an original maturity greater than one year as of March 31, 2013 and June 30, 2013, respectively, which are reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed attributed balance sheet.

(3)	Includes $594 million and $616 million of cash and liquid investments held at TripAdvisor as of March 31, 2013 and June 30, 2013, respectively.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the Liberty Interactive Group remained relatively flat during the second quarter. Cash flows from operations were offset by capital expenditures and stock repurchases. Total debt attributed to the Liberty Interactive Group increased by $53 million, primarily due to debt restructuring during the quarter, resulting in increased borrowings on the QVC bank credit facility, partially offset by repayments on QVC senior notes and debentures and repayment of the 5.7% senior notes held by Liberty Interactive.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $85 million, primarily due to cash proceeds from dispositions, debt issued during the quarter and tax payments from Liberty Interactive Group. These cash inflows were partially offset by debt repayments and stock repurchases during the quarter. Included in the second quarter total cash and liquid investments attributed to the Liberty Ventures Group is $616 million held at TripAdvisor, which is comprised of $200 million of cash, $196 million of short-term marketable securities and $220 million of long-term marketable securities. Although TripAdvisor is a consolidated subsidiary, they are a separate public company with a significant noncontrolling interest, therefore Liberty may not have ready access to those cash and liquid investments. Total debt outstanding attributed to the Liberty Ventures Group decreased by $285 million from the first quarter to the second quarter, primarily due to repayments made on senior exchangeable debentures.

Important Notice: Liberty (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty's earnings release in a conference call which will begin at 1:00 p.m. (ET) on August 6, 2013. The call can be accessed by dialing (888) 312-3051 or (719) 785-1748 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 1:00 p.m. (ET) on August 13, 2013, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 9911968. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on Liberty's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, expansion of QVC's international operations, new service and product offerings, QVC’s mobile commerce platform, QVC's social media platform, interface upgrades at TripAdvisor, the continuation of our stock repurchase program, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty (QVC) at June 30, 2013, which Liberty has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	2Q12	3Q12	4Q12	1Q13	2Q13
Liberty Interactive Group
QVC
Revenue - US	$1,280	$1,237	$1,828	$1,297	$1,312
Revenue - International	694	681	864	677	649
Revenue - Total	$1,974	$1,918	$2,692	$1,974	$1,961
Adjusted OIBDA - US	315	278	429	291	320
Adjusted OIBDA - International	123	119	174	113	114
Adjusted OIBDA - Total	$438	$397	$603	$404	$434
Operating income - US	214	173	312	180	207
Operating income - International	87	87	137	80	78
Operating income - Total	$301	$260	$449	$260	$285
Gross margin - US	37.2%	36.1%	34.7%	36.1%	37.3%
Gross margin - International	38.1%	37.4%	37.1%	37.5%	37.8%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q12	3Q12	4Q12	1Q13	2Q13
Liberty Interactive Group
Adjusted OIBDA	$455	$397	$626	$437	455
Depreciation and amortization	(147)	(147)	(159)	(153)	(158)
Stock compensation expense	(18)	(18)	(32)	(24)	(29)
Impairment of intangible assets	—	(39)	(53)	—	—
Operating Income	$290	$193	$382	$260	$268

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q12	3Q12	4Q12	1Q13	2Q13
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$315	$278	$429	$291	$320

QVC Japan	70	67	79	54	57
QVC Germany	39	36	58	43	35
QVC UK	21	21	42	19	26
QVC Italy	(7)	(5)	(5)	(3)	(4)
QVC International adjusted OIBDA	$123	$119	$174	$113	$114

Consolidated QVC adjusted OIBDA	438	397	603	404	434
Depreciation and amortization	(129)	(129)	(141)	(134)	(140)
Stock compensation	(8)	(8)	(13)	(10)	(9)
Operating Income	$301	$260	$449	$260	$285

eCommerce Businesses
Adjusted OIBDA	23	4	35	39	26
Depreciation and amortization	(16)	(18)	(19)	(18)	(18)
Stock compensation	(8)	(3)	(2)	(2)	(10)
Impairment of intangible assets	—	(39)	(53)	—	—
Operating Income (Loss)	$(1)	$(56)	$(39)	$19	$(2)

LIBERTY INTERACTIVE CORPORATION
BALANCE SHEET INFORMATION
June 30, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Inter-group Eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$591	857	—	1,448
Trade and other receivables, net	731	178	—	909
Inventory, net	1,129	—	—	1,129
Short-term marketable securities	—	508	—	508
Other current assets	238	28	(151)	115
Total current assets	2,689	1,571	(151)	4,109
Investments in available-for-sale securities and other cost investments	4	1,361		1,365
Investments in affiliates, accounted for using the equity method	322	561	—	883
Property and equipment, net	1,156	19	—	1,175
Intangible assets not subject to amortization	8,358	5,517	—	13,875
Intangible assets subject to amortization, net	1,746	1,033	—	2,779
Other assets, at cost, net of accumulated amortization	84	15	—	99
Total assets	$14,359	10,077	(151)	24,285

Liabilities and Equity
Current liabilities:
Intergroup Payable (receivable)	$63	(63)	—	—
Accounts payable	533	26	—	559
Accrued liabilities	682	116	—	798
Current portion of debt	23	1,006	—	1,029
Current deferred tax liabilities	5	987	(151)	841
Other current liabilities	159	47	—	206
Total current liabilities	1,465	2,119	(151)	3,433
Long-term debt	4,701	1,258	—	5,959
Deferred income tax liabilities	1,194	1,795	—	2,989
Other liabilities	205	34	—	239
Total liabilities	7,565	5,206	(151)	12,620
Equity/Attributed net assets (liabilities)	6,664	479	—	7,143
Noncontrolling interests in equity of subsidiaries	130	4,392	—	4,522
Total liabilities and equity	$14,359	10,077	(151)	24,285

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended June 30, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,400	—	2,400
Other revenue	—	247	247
Total revenue	2,400	247	2,647

Operating costs and expenses:
Cost of sales	1,521	—	1,521
Operating, including stock-based compensation	207	36	243
Selling, general and administrative, including stock-based compensation	246	116	362
Depreciation and amortization	158	79	237
	2,132	231	2,363
Operating income	268	16	284

Other income (expense):
Interest expense	(70)	(20)	(90)
Share of earnings (losses) of affiliates, net	4	3	7
Realized and unrealized gains (losses) on financial instruments, net	4	5	9
Gains (losses) on transactions, net	(1)	(1)	(2)
Other, net	(14)	(1)	(15)
	(77)	(14)	(91)
Earnings (loss) before income taxes	191	2	193
Income tax benefit (expense)	(69)	26	(43)
Net earnings (loss)	122	28	150
Less net earnings (loss) attributable to noncontrolling interests	13	17	30
Net earnings (loss) attributable to Liberty stockholders	$109	11	120

LINT Shares Outstanding
Outstanding A and B shares as of July 31, 2013 (in millions)	520

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 6/30/2013
Basic Weighted Average Shares Outstanding (“WASO”)	523
Potentially dilutive shares	8
Diluted WASO	531

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended June 30, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,365	—	2,365
Other revenue	—	—	—
Total revenue	2,365	—	2,365

Operating costs and expenses:
Cost of sales	1,488	—	1,488
Operating, including stock-based compensation	199	—	199
Selling, general and administrative, including stock-based compensation	241	—	241
Depreciation and amortization	147	—	147
	2,075	—	2,075
Operating income	290	—	290

Other income (expense):
Interest expense	(80)	(27)	(107)
Share of earnings (losses) of affiliates, net	7	28	35
Realized and unrealized gains (losses) on financial instruments, net	11	(171)	(160)
Gains (losses) on transactions, net	—	288	288
Other, net	(7)	37	30
	(69)	155	86
Earnings (loss) before income taxes	221	155	376
Income tax benefit (expense)	(82)	(45)	(127)
Net earnings (loss)	139	110	249
Less net earnings (loss) attributable to noncontrolling interests	15	—	15
Net earnings (loss) attributable to Liberty stockholders	$124	110	234

LINT Shares Outstanding
Outstanding A and B shares as of July 31, 2012 (in millions)	544

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 6/30/2012
Basic Weighted Average Shares Outstanding (“WASO”)	553
Potentially dilutive shares	9
Diluted WASO	562

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Six months ended June 30, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$229	(26)	203
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	311	156	467
Stock-based compensation	53	33	86
Cash payments for stock based compensation	(4)	(1)	(5)
Share of (earnings) losses of affiliates, net	(20)	24	4
Cash receipts from return on equity investments	7	8	15
Realized and unrealized gains (losses) on financial instruments, net	(17)	81	64
Gains (losses) on disposition of assets, net	1	1	2
Deferred income tax (benefit) expense	(86)	(181)	(267)
Other, net	39	(25)	14
Intergroup tax allocation	(94)	94	—
Changes in operating assets and liabilities
Current and other assets	322	(74)	248
Payables and other current liabilities	(359)	(26)	(385)
Net cash provided (used) by operating activities	382	64	446

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	1,136	1,136
Investments in and loans to cost and equity investees	—	(51)	(51)
Capital expended for property and equipment	(111)	(25)	(136)
Purchases of short term and other marketable securities	—	(1,116)	(1,116)
Sales of short term and other marketable securities	2	442	444
Other investing activities, net	(7)	(35)	(42)
Net cash provided (used) by investing activities	(116)	351	235

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,246	848	3,094
Repayments of debt	(2,055)	(2,342)	(4,397)
Intergroup receipts (payments), net	2	(2)	—
Shares repurchased by subsidiary	—	(42)	(42)
Shares issued by subsidiary	—	19	19
Repurchases of Liberty common stock	(499)	—	(499)
Other financing activities, net	(39)	—	(39)
Net cash provided (used) by financing activities	(345)	(1,519)	(1,864)

Effect of foreign currency rates on cash	(29)	—	(29)
Net increase (decrease) in cash and cash equivalents	(108)	(1,104)	(1,212)
Cash and cash equivalents at beginning of period	699	1,961	2,660
Cash and cash equivalents at end period	$591	857	1,448

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Six months ended June 30, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$272	82	354
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	290	—	290
Stock-based compensation	35	—	35
Cash payments for stock based compensation	(2)	—	(2)
Share of losses (earnings) of affiliates, net	(20)	(26)	(46)
Cash receipts from return on equity investments	5	8	13
Realized and unrealized gains (losses) on financial instruments, net	(25)	203	178
Gains (losses) on disposition of assets, net	—	(288)	(288)
Deferred income tax (benefit) expense	(66)	92	26
Other, net	9	(34)	(25)
Intergroup tax allocation	83	(83)	—
Changes in operating assets and liabilities
Current and other assets	357	—	357
Payables and other current liabilities	(167)	5	(162)
Net cash provided (used) by operating activities	771	(41)	730

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	348	348
Investments in and loans to cost and equity investees	(11)	(97)	(108)
Capital expended for property and equipment	(151)	—	(151)
Sales (purchases) of short term and other marketable securities	46	—	46
Other investing activities, net	(41)	1	(40)
Net cash provided (used) by investing activities	(157)	252	95

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	666	—	666
Repayments of debt	(761)	(112)	(873)
Intergroup receipts (payments), net	99	(99)	—
Repurchases of Liberty common stock	(637)	—	(637)
Other financing activities, net	(26)	—	(26)
Net cash provided (used) by financing activities	(659)	(211)	(870)

Effect of foreign currency rates on cash	(12)	—	(12)
Net increase (decrease) in cash and cash equivalents	(57)	—	(57)
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$790	—	790